Exhibit 99.9

AMENDMENT TO SHAREHOLDERS AGREEMENT

This Amendment dated as of 17 July, 2023 (this “Amendment”), to the Shareholders Agreement, dated as of August 23, 2021, by and among ReNew Energy Global PLC (the "Company") and the other parties thereto, is made and entered into by and among the Company, Mr. Sumant Sinha (the "Founder"), Cognisa Investment ("Cognisa"), Wisemore Advisory Private Limited (the "SS Entity" and, together with Cognisa and the Founder, each, a "Founder Investor" and, collectively, the "Founder Investors"), Canada Pension Plan Investment Board ("CPPIB"), Platinum Hawk C 2019 RSC Limited, in its capacity as trustee of Platinum Cactus A 2019 Trust ("Platinum Cactus"), JERA Power RN B.V. ("JERA"), and MKC Investments, LLC ("MKC", and together with each of the Founder Investors, CPPIB, Platinum Cactus and JERA, each, an “Investor,”, and the “Investors,” collectively, and the Company and each of the Investors, each, a “Party”, and the “Parties”, collectively). Capitalized terms not otherwise defined herein have the meaning given to them in the Shareholders Agreement.

WHEREAS, pursuant to Section 5.3 of the Shareholders Agreement, the Parties desire to amend the Shareholders Agreement, as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

1.            Amendments to the Shareholders Agreement. The Parties hereby agree that the Shareholders Agreement shall be amended as follows:

1.1            Section 1.1 of the Shareholders Agreement. Section 1.1 of the Shareholders Agreement is hereby amended by (a) amending and restating the definition of “Effective Economic Interest” in its entirety as set forth below, and (b) adding the following definitions of “Appointing Investor”, “Major Investor”, and “Voting Investor”:

“"Appointing Investor" means each Voting Investor that has a Director Appointment Right pursuant to Section 2.1(c).”

“"Effective Economic Interest" means, with respect to an Investor at a particular time of determination, the percentage equal to (a) the number of such Investor’s Equivalent Economic Beneficial Shares as of such time, divided by (b) the number of Equivalent Outstanding Economic Beneficial Shares as of such time; provided, that for purposes of determining whether such Investor has a Director Appointment Right as of such time pursuant to Section 2.1(c), (x) any dilution resulting from any Share issuance by the Company after the Closing Date (other than any share issuance / buyback in connection with the exercise of the Founder Investors’ rights pursuant to Section 6.03 (Founder Investor Ordinary Put Option) of the Registration Rights Agreement or Section 4.5) shall be disregarded for the purposes of calculating such Investor’s Effective Economic Interest and (y) any change resulting from any Shares being repurchased, redeemed or bought back by the Company from any Person other than such Investor or its Affiliates after the Closing Date shall be disregarded for the purposes of calculating such Investor’s Effective Economic Interest.”

“"Major Investor" means, as of a particular time of determination, a Voting Investor that, together with its Affiliates, holds at least twenty six percent (26%) of the Equivalent Outstanding Voting Beneficial Shares and also is the single largest Investor, determined on the basis of total Effective Economic Interest in the Company.”

“"Voting Investor" means any shareholder of the Company who owns Voting Shares (other than a Founder Investor).

1.2            Section 2.1(b) of the Shareholders Agreement. Section 2.1(b) of the Shareholders Agreement is hereby amended by adding the following sentence to the end of Section 2.1(b):

“From and after the Second Anniversary Date, the Board shall be comprised of (i) up to ten (10) Directors, if there are three (3) or fewer Investor Nominee Directors (other than the Founder Director) or (ii) up to eleven (11) Directors, if there are four (4) Investor Nominee Directors (other than the Founder Director), in each case (A) a majority of whom shall be Independent Directors, and (B) at least two (2) of the directors shall be female.”

1.3            Section 2.1(c) of the Shareholders Agreement. Section 2.1(c) of the Shareholders Agreement is hereby amended and restated in its entirety as follows:

“(c) On and following the Closing Date, the Voting Investors and the Founder Investor shall be entitled from time to time to appoint or reappoint certain directors of the Company in the manner set forth below and to remove from office any such person so appointed and appoint another person in that person's place (each such person with respect to an applicable Voting Investor, such Voting Investor's "Investor Nominee Director") as follows:

(i) (A) for so long as the Founder Investors, together with their respective Affiliates, hold at least forty percent (40%) of the Equivalent Voting Beneficial Shares held by the Founder Investors as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date) or (B) for so long as the Founder is the Chief Executive Officer or Chairman of the Group, whichever is later, the Founder Investors shall be entitled to appoint one (1) Director, who, as of the Closing Date and until the Founder ceases to serve as the Chief Executive Officer or Chairman of the Group, shall be himself, and thereafter shall be any Person appointed by the Founder Investor in accordance with this Section 2.1 (hereinafter referred to in such capacity as the "Founder Director");

(ii) None;

(iii) until the Second Anniversary Date and for so long as Platinum Cactus, together with its Affiliates, holds at least fifteen percent (15%) of the Equivalent Outstanding Voting Beneficial Shares, Platinum Cactus shall be entitled to appoint one (1) Director;

(iv) until the Second Anniversary Date and for so long as CPPIB, together with its Affiliates, holds: (i) equal to or greater than twenty six percent (26%) of the Equivalent Outstanding Voting Beneficial Shares, CPPIB shall be entitled to appoint two (2) Directors, or (ii) equal to or greater than fifteen percent (15%) but less than twenty six percent (26%) of the Equivalent Outstanding Voting Beneficial Shares, CPPIB shall be entitled to appoint one (1) Director; and

(v) Without prejudice to Section 2.1(c)(i), from and after the Second Anniversary Date, (A) the Major Investor, if any, shall be entitled to appoint two (2) Directors, and (B) each Voting Investor that, together with its Affiliates, holds at least fifteen percent (15%) of the Equivalent Outstanding Voting Beneficial Shares and that is not the Major Investor shall be entitled to appoint one (1) Director; provided, that, notwithstanding the forgoing, in no event shall the total number of Directors appointed by the Voting Investors exceed four (4) and if, by operation of this Section 2.1(c)(v), the Voting Investors as a group obtain the right to appoint more than four (4) Directors, then the Director Appointment Rights shall be reallocated among the Appointing Investors as follows: (1) if there is an Appointing Investor who is a Major Investor, (x) such Appointing Investor shall be entitled to appoint two (2) Directors, (y) the Appointing Investors holding the next two highest percentages of Equivalent Outstanding Voting Beneficial Shares (and each being not less than fifteen percent (15%)) will be entitled to appoint one (1) Director each, and (z) no other Voting Investor(s) shall be an Appointing Investor; or (2) if no Appointing Investor is a Major Investor, then (x) the Appointing Investors with the four (4) highest percentages of Equivalent Outstanding Voting Beneficial Shares (each being not less than fifteen percent (15%)) will each be entitled to appoint one Director, and (y) no other Voting Investor(s) shall be an Appointing Investor.

For the avoidance of doubt, if at any time following the Second Anniversary Date an Investor (other than the Founder Investor) that has a Director Appointment Right pursuant to Section 2.1(c)(v) as of the Second Anniversary Date ceases to hold (together with its Affiliates) at least fifteen percent (15%) of the Equivalent Outstanding Voting Beneficial Shares, such Investor shall (x) immediately cease to have the right to appoint a director pursuant to Section 2.1(c)(v), (y) as soon as reasonably practicable notify the Company of that fact, and (z) unless the Board requests otherwise, procure the resignation of its Investor Nominee Director from the Board and each committee of the Board on which such Investor Nominee Director serves as soon as reasonably possible (and in any event within 15 Business Days) or on such reasonable date as the Board notifies such Investor that the Investor's Nominee Director should resign.”

1.4            Section 2.1(f)(i) of the Shareholders Agreement. Clause (i) of Section 2.1(f) of the Shareholders Agreement is hereby amended and restated in its entirety as follows:

“(i) JERA shall be entitled from time to time to appoint one person as an observer on the Board and to remove any such person so appointed and appoint another person in that person's place, provided that JERA together with its Affiliates, holds at least forty percent (40%) of the Class A Shares held by JERA as of the Closing Date (excluding, for the avoidance of doubt, any dilution resulting from any Share issuance by the Company after the Closing Date) and JERA does not hold a Director Appointment Right pursuant to Section 2.1(c)(v) at the relevant time,”

1.5            Section 2.1(h) of the Shareholders Agreement. Section 2.1(h) of the Shareholders Agreement is hereby amended and restated in its entirety as follows:

“(h) The Company shall procure that, from and after a date that is no later than the sixth anniversary of the Closing Date, each Director (other than Directors who hold an executive position with the Company and for so long as they hold that executive position) shall be elected on an annual basis at a general meeting of the Company’s shareholders called for the purpose of electing directors. Subject to applicable Law and the Articles and without prejudice to any other provision of this Agreement, if requested by an Investor, the Company shall take all Necessary Actions to (i) include such Investor’s Nominee Director in the slate of nominees recommended by the Board at any general meeting of shareholders called for the purpose of electing directors (or consent in lieu of meeting), and (ii) include such Investor’s Nominee Director in the proxy statement and shareholder resolution, if any, prepared by the Company with respect to the election of members of the Board and at every adjournment or postponement thereof. Subject to applicable Law and the Articles, the Company shall use reasonable endeavours consistent with its endeavours with respect to the other Board nominees to support the election of each Nominee Director as a director of the Company; provided, that such endeavours are customary for a publicly traded company in the U.S. The Investors shall take all Necessary Actions to give effect to Section 2.1(g) and this Section 2.1(h), including by voting his or its Voting Shares in favor of any resolutions to give effect to such provisions.”

1.6            Section 2.1(k) of the Shareholders Agreement. Section 2.1(k) of the Shareholders Agreement is hereby amended and restated in its entirety as follows:

“(k) In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the Articles, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, (i) the maximum number of Directors on the Board shall be established and remain in accordance with Section 2.1(b), and (ii) any action by the Board to increase or decrease the maximum size of the Board shall require the prior written consent of each Investor that has a Director Appointment Right at such time; provided, that, notwithstanding the foregoing but without prejudice to Section 4.1(a), in the event that an Investor (including any assignee or Transferee of an Investor’s Director Appointment Right(s), to the extent the assignment or Transfer of such Director Appointment Right is made in compliance with Section 5.5 hereof) ceases to have a Director Appointment Right pursuant to Section 2.1(c), the size of the Board may be decreased by the one (1) Director such Investor ceases to have such right to appoint, without the consent of any Investor.”

1.7            Section 2.2(a) of the Shareholders Agreement. Section 2.2(a) of the Shareholders Agreement is hereby amended by adding the following at the end of Section 2.2(a):

“(v) an ESG Committee, which shall have such other powers and authority as the Board may provide by resolution.”

1.8            Section 2.3 of the Shareholders Agreement. Section 2.3 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“2.3 Compensation. Each Nominee Director serving on the Board (other than Appointing Investor’s respective Nominee Directors) that is not an employee of the Company or any of its Subsidiaries shall be entitled to compensation consistent with the compensation received by other non-executive Directors, including any fees and equity awards, unless the Investor that has appointed such Nominee Director has waived such Nominee Director’s entitlement to such compensation.”

1.9            Section 4.1 of the Shareholders Agreement. Section 4.1 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“4.1 Governance Principles. Notwithstanding anything to the contrary in this Agreement, the Company and the Investors shall take all Necessary Actions to, implement and effect the governance principles below within the time period referenced therein:

(a) from and after the date that is two (2) years following the Closing Date, the Board and all committees of the Board will have a majority of Independent Directors; provided, that the Major Investor, if any, will have the right to appoint one (1) Nominee Director to each committee of the Board (except on the Audit committee); provided, further, that the Founder will have the right to appoint the Founder Director to the Nomination Committee and the Finance and Operations Committee;

(b) by the date that is five (5) years following the Closing Date, the Company and each Investor shall consult with each other in good faith concerning the member independence requirement for the committees of the Board; provided, however, that in case the Company and the Investors are not able to agree upon member independence requirements for the committees of the Board by such time, then from and after the date that is five (5) years following the Closing Date, all committees of the Board will consist only of Independent Directors, except for one (1) representative of the Group where necessary and permitted by applicable Law; and

(c) by the date that is two (2) years following the Closing Date, a lead Independent Director will be appointed.”

1.10            Section 4.12 of the Shareholders Agreement. Section 4.12 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“4.12 Publicity. The Company agrees that it will not and will cause ReNew India not to, without the prior written consent of CPPIB, in each instance, (i) use in advertising, publicity or otherwise the name of CPPIB, CPP Investments, or any of their Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by CPPIB, CPP Investments or their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company or ReNew India has been approved or endorsed by CPPIB, CPP Investments or their Affiliates. Each of the Company and ReNew India further agrees that it shall obtain the written consent from CPPIB prior to any issuance by it of any public statement detailing CPPIB’s investment in the Company or ReNew India.”

1.11            ARTICLE IV of the Shareholders Agreement. ARTICLE IV of the Shareholders Agreement is whereby amended by adding the following as new Sections 4.22 and 4.23:

“4.22 Quorum for Proceedings of the Board. The quorum for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other higher number, shall be any two (2) Directors then on the Board; provided, that, at all times when any Voting Investor has a Director Appointment Right pursuant to Section 2.1(c), at the meeting’s first call, quorum for any meeting of the Board shall require the presence (for clarification either in person or virtually) of at least two (2) Nominee Directors appointed by Appointing Investors; provided, further, that at the second call (made 15 minutes after the original scheduled time of the meeting) the previous proviso shall not apply, and the quorum shall be any two (2) Directors then on the Board. Notwithstanding the above, if an Investor Nominee Director waives his/ her right towards quorum having received all the relevant material, he / she shall be counted as present for the purpose of determining quorum. The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number; provided, that, if the number of Directors is less than any number that may be fixed by the Board as the quorum the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting.

4.23 Quorum necessary for general meetings of the Company or the holders of any class of shares in the capital of the Company.

(a) No business shall be dealt with at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the choice or appointment of a chair, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these provision, two qualifying persons entitled to vote shall be a quorum. For the purposes of this section, a "qualifying person" means (i) an individual who is a member of the Company, (ii) a person authorized to act as the representative of a corporation in relation to the meeting, or (iii) a person appointed as a proxy of a member in relation to the meeting, or if such person is a corporation, the authorized representative of such corporation in relation to the meeting.

If such a quorum is not present within five minutes (or such longer time not exceeding 30 minutes as the chair of the meeting may decide to wait) from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned to such time and place or electronic platform as the chair of the meeting may, subject to the provisions of the Act, determine. The adjourned meeting shall be dissolved if a quorum is not present within 15 minutes after the time appointed for holding the meeting.

(b) Section 4.23(a) shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that: (i) the necessary quorum at any such meeting (or adjournment thereof) shall be at least two members of that class (or one member, if there is only one member of such class), present in person or by proxy; (ii) all votes shall be taken on a poll; and (iii) subject to Section 2.3 of the Articles, each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by them.

For the purposes of this Section 4.23(b), where a person is present by proxy or proxies, they are treated only as holding the shares in respect of which those proxies are authorized to exercise voting rights with respect to any matter proposed at the meeting.”

1.12            Section 5.2 of the Shareholders Agreement. Section 5.2 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing in English and shall be either personally delivered, sent by electronic mail or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any Investor at the address with respect to such Investor set forth on Schedule 1, or at such other address of which such Party shall have given notice for this purpose to the other Parties pursuant to this Section 5.2. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail during normal business hours (and otherwise as of the immediately following Business Day) and one (1) Business Day after deposit with a reputable overnight courier service.

If to the Company, to:

ReNew Energy Global PLC

C/O Renew Power International Limited, 123 Buckingham Palace Road, London, SW1W 9SH, UK

Attention: CFO - Kedar Upadhye

E-mail: kedar.upadhye@renew.com

with a copy (which shall not constitute notice) to:

Mr. Sumant Sinha

C/O Renew Power International Limited, 123 Buckingham Palace Road, London, SW1W 9SH, UK

Attention: Mr. Sumant Sinha

Email: sumant@renew.com

1.13            Section 5.3 of the Shareholders Agreement. Section 5.3 of the Shareholders Agreement is hereby amended by addition of the following para at the end of the existing Section:

“Without prejudice to the forgoing in Section 5.3, hereinbefore, any party may at any time irrevocably waive its rights, remedy, power or privileges in full or in part by sending a notice to Company with a copy to the other parties to this Agreement. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.”

1.14            Section 5.5 of the Shareholders Agreement. Section 5.5 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following:

“5.5 Assignment. This Agreement may not be directly or indirectly assigned or Transferred (by operation of Law or otherwise) without the express prior written consent (such consent not to be unreasonably withheld) of the other Parties, and any attempted assignment, without such consents, will be null and void; provided, however, that any Investor may, without such prior written consent, assign its rights and novate its obligations hereunder to any of its Affiliates to which such Investor Transfers its Shares upon prior written notice to the Company and subject to such Affiliate adhering to the terms of this Agreement and, following such assignment or novation, such assignee shall be deemed to be such Investor for all purposes of this Agreement; provided, further, that , (a) any Investor may, without such prior written consent, assign its rights to another Investor upon prior written notice to the Company. This Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.”

2.            Effective Date. The Parties hereby acknowledge and agree that this Amendment shall be effective as of the date hereof.

3.            No Other Amendments. Except as expressly amended by this Amendment, the Shareholders Agreement is unmodified and will remain in full force and effect.

4.            Entire Agreement. The Shareholders Agreement, as amended by this Amendment, sets forth the entire understanding of the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. The Shareholders Agreement, as amended by this Amendment, supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.            References. On and after the date hereof, each reference in the Shareholders Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words referring to the Shareholders Agreement, and each reference in any other document relating to the “Shareholders Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Shareholders Agreement, means and references the Shareholders Agreement as amended by this Amendment.

6.            Counterparts. This Amendment may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by facsimile or by other electronic means shall be deemed to be original signatures for all purposes and shall have the same force and effect as a manual signature.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

RENEW ENERGY GLOBAL PLC

By:	/s/ Vikash Jain

Name:	Vikash Jain

Title:	Authorised Signatory

Date:	24th July 2023

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

COGNISA INVESTMENT

By:	/s/ Sumant Sinha

Name:	Sumant Sinha

Title:	Partner

Date:	24th July, 2023

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

SUMANT SINHA

By:	/s/ Sumant Sinha
Name: Sumant Sinha

Date:	24th July, 2023

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

WISEMORE ADVISORY PRIVATE LIMITED

By:	/s/ Sumant Sinha

Name:	Sumant Sinha

Title:	Director

Date:	24th July, 2023

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

CANADA PENSION PLAN INVESTMENT BOARD

By:	/s/ Bill Rogers

Name:	Bill Rogers

Title:	Authorised Signatory

Date:	24th July, 2023

By:	/s/ Bianca Ziccarelli

Name:	Bianca Ziccarelli

Title:	Authorised Signatory

Date:	24th July, 2023

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

PLATINUM HAWK C 2019 RSC LIMITED
in its capacity as trustee of Platinum Cactus A 2019 Trust

By:	/s/ Marcus Christopher Hill

Name	Marcus Christopher Hill

Title:	Director

Date:	17 July 2023

PLATINUM HAWK C 2019 RSC LIMITED
in its capacity as trustee of Platinum Cactus A 2019 Trust

By:	/s/ suhail hamad mohammed al Yabhouni AlDhaheri

Name:	suhail hamad mohammed Al Yabhouni AlDhaheri

Title:	Director

Date:	17 July 2023

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

JERA POWER RN B.V.

By:	/s/ yufo kajiwara

Name:	yufo kajiwara

Title:	Authorised Representative

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

MKC INVESTMENTS, LLC

By:	/s/ Philip Kassin

Name:	Philip Kassin

Title:	President, COO & Director

Date:	7/19/2023

[Signature Page to Amendment to Shareholders Agreement]